Exhibit 107

Calculation of Filing Fee Table

424(b)(2)
(Form Type)

American Electric Power Company, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	5.699% Senior Notes due 2033 (1)	457(r)	$850,000,000	99.552%	$846,192,000	0.0001102	$93,250
	Equity	Common Stock, $6.50 par value (2)	457(o) and 457(r)			$850,000,000	0.0001102	$93,670
	Total Offering Amount (3)					$1,696,192,000
	Net Fee Due							$186,920

(1)	Calculated pursuant to Rule 457(r) under the Securities Act.
(2)	Calculated pursuant to Rules 457(o) and 457(r) under the Securities Act. Represents a maximum aggregate amount of $850,000,000 of the shares of Common Stock to be delivered to holders of equity units upon settlement of the purchase contracts contained therein against the proceeds of the treasury portfolio as described herein and as further described in the prospectus supplement dated August 11, 2020 under Registration Statement No. 333-222068.
(3)	This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-249918.